Exhibit n.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Oxford Square Capital Corp (formerly known as TICC Capital Corp.):

We have audited the consolidated financial statements of Oxford Square Capital Corp. (formerly known as TICC Capital Corp.) (“the Company”) as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 referred to in our report dated March 1, 2018 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended December 31, 2015, as well as 2014, 2013, 2012, 2011, 2010, 2009, 2008 and 2007 (not presented herein) appearing under Item 8 of the Company’s 2015, 2014, 2013, 2012, 2011, 2010, 2009, 2008 and 2007 Annual Reports on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Oxford Square Capital Corp. (formerly known as TICC Capital Corp.) for each of the years ended December 31, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010, 2009 and 2008 appearing on pages 66-67 of this registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 1, 2018